EXHIBIT 99.1

DEP HOLDINGS, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of DEP Holdings, LLC
Houston, Texas

We have audited the accompanying consolidated balance sheet of DEP Holdings, LLC and subsidiaries (the "Company") as of December 31, 2009.  This consolidated balance sheet is the responsibility of the Company's management.  Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of DEP Holdings, LLC and subsidiaries at December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 1, 2010

DEP HOLDINGS, LLC
 CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009
(Dollars in millions)

ASSETS
Current assets
Cash and cash equivalents	$3.9
Accounts receivable – trade, net of allowance for doubtful accounts	77.7
Accounts receivable – related parties	54.5
Gas imbalance receivables	9.8
Inventories	10.5
Prepaid and other current assets	9.8
Total current assets	166.2
Property, plant and equipment, net	4,549.6
Investments in Evangeline	5.6
Intangible assets, net of accumulated amortization of $42.6	43.8
Goodwill	4.9
Other assets	0.7
Total assets	$4,770.8

LIABILITIES AND EQUITY
Current liabilities
Accounts payable – trade	$54.5
Accounts payable – related parties	13.6
Accrued product payables	59.9
Accrued property tax	9.1
Accrued taxes – other	8.4
Other current liabilities	18.9
Total current liabilities	164.4
Long-term debt (see Note 10)	457.3
Deferred tax liabilities	5.8
Other long-term liabilities	6.5
Commitments and contingencies (see Note 14)
Equity: (see Note 11)
DEP Holdings, LLC member’s equity:
Member interest	0.1
Accumulated other comprehensive loss - member	(0.1)
Total DEP Holdings, LLC member’s equity	-
Noncontrolling interest:
Limited partner interest in Duncan Energy Partners	766.6
DEP I Midstream Businesses - Parent	487.3
DEP II Midstream Businesses – Parent	2,888.2
Accumulated other comprehensive loss – noncontrolling interest	(5.3)
Total noncontrolling interest	4,136.8
Total noncontrolling interest and member’s equity	4,136.8
Total liabilities and equity	$4,770.8

The accompanying notes are an integral part of this consolidated balance sheet.
See Note 1 for information regarding the basis of financial statement presentation.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Except as noted within the context of each footnote disclosure, dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

 Note 1.  Business Overview and Basis of Financial Statement Presentation

Company Organization and Background

DEP Holdings, LLC (“DEP GP”) is a Delaware limited liability company that was formed on September 29, 2006, to own a 2% general partner interest in Duncan Energy Partners L.P. (“Duncan Energy Partners”).  DEP GP is a wholly owned subsidiary of Enterprise Products Operating LLC (“EPO”).  EPO is a wholly owned subsidiary of Enterprise Products Partners L.P. (“Enterprise Products Partners”) through which Enterprise Products Partners conducts substantially all of its business.

DEP GP’s primary business purpose is to manage the affairs and  operations of Duncan Energy Partners.  The business purpose of Duncan Energy Partners is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and other affiliates under common control.  Unless the context requires otherwise, references to “we,” “us,” “our” or “DEP Holdings” are intended to mean the business and operations of DEP Holdings, LLC and its consolidated subsidiaries, which include Duncan Energy Partners and its consolidated subsidiaries.  References to “DEP GP” are intended to mean and include DEP Holdings, LLC, individually as the general partner of Duncan Energy Partners, and not on a consolidated basis.

Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DEP.”  Duncan Energy Partners is engaged in the business of: (i) natural gas liquids (“NGLs”) transportation, fractionation and marketing; (ii) storage of NGL and petrochemical products; (iii) transportation of petrochemical products; and (iv) the gathering, transportation, marketing and storage of natural gas.

At December 31, 2009, Duncan Energy Partners was owned 99.3% by its limited partners and 0.7% by its general partner, DEP GP.  At December 31, 2009, EPO owned approximately 58.6% of Duncan Energy Partners’ limited partner interests and 100% of DEP GP.  See Note 11 for information regarding the repurchase of Duncan Energy Partners common units beneficially owned by EPO in June and July 2009 and subsequent cancellation of such units. DEP Operating Partnership, L.P. (“DEP OLP”) is a wholly owned subsidiary of Duncan Energy Partners through which Duncan Energy Partners conducts substantially all of its business.

Enterprise Products Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.”  The general partner of Enterprise Products Partners is owned by Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), the units of which are listed on the NYSE under the ticker symbol “EPE.”

TEPPCO Partners, L.P. (“TEPPCO”) and Texas Eastern Products Pipeline Company, LLC (which is the general partner of TEPPCO) (“TEPPCO GP”), respectively, merged with subsidiaries of Enterprise Products Partners on October 26, 2009 (the “TEPPCO Merger”). On October 27, 2009, Enterprise Products Partners’ TEPPCO and TEPPCO GP equity interests were contributed to EPO, and TEPPCO and TEPPCO GP became wholly owned subsidiaries of EPO.

A privately held affiliate, Enterprise Products Company (formerly EPCO, Inc.) (“EPCO”), provides all of our employees and certain administrative services to us.

One of our principal attributes is our relationship with EPO and EPCO.  Our assets connect to various midstream energy assets of EPO and, therefore, form integral links within EPO’s value chain.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

DEP I Drop Down

References to the “DEP I Midstream Businesses” collectively refer to (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”); (ii) Acadian Gas, LLC (“Acadian Gas”); (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene”), including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”).

Duncan Energy Partners acquired a 66% controlling equity interest in each of the DEP I Midstream Businesses from EPO effective February 1, 2007 in a drop down transaction (the “DEP I drop down”) in connection with its initial public offering. EPO retained the remaining 34% noncontrolling equity interest in each of these businesses.  See Note 11 for detailed information regarding EPO’s noncontrolling interest in the DEP I Midstream Businesses.

As consideration for these equity interests, Duncan Energy Partners paid $459.5 million in cash and issued 5,351,571 common units to EPO.  The cash portion of this consideration was financed with $198.9 million in borrowings under Duncan Energy Partners’ $300.0 million unsecured revolving credit facility (the “Revolving Credit Facility”) and $260.6 million of the $290.5 million of net proceeds from Duncan Energy Partners’ initial public offering.

The following is a brief description of the assets and operations of the DEP I Midstream Businesses:

▪
Mont Belvieu Caverns owns 34 underground salt dome storage caverns located in Mont Belvieu, Texas, having an NGL and related product storage capacity of approximately 100 million barrels (“MMBbls”), and a brine system with approximately 20 MMBbls of above ground storage capacity and two brine production wells.

▪
Acadian Gas is engaged in the gathering, transportation, storage and marketing of natural gas in south Louisiana, utilizing over 1,000 miles of pipelines having an aggregate throughput capacity of 1.0 billion cubic feet per day (“Bcf/d”).  Acadian Gas also owns a 49.51% equity interest in Evangeline, which owns a 27-mile natural gas pipeline located in southeast Louisiana.

▪	Lou-Tex Propylene owns a 263-mile pipeline used to transport chemical-grade propylene from Sorrento, Louisiana to Mont Belvieu, Texas.

▪	Sabine Propylene owns a 21-mile pipeline used to transport polymer-grade propylene from Port Arthur, Texas to a pipeline interconnect in Cameron Parish, Louisiana.

▪	South Texas NGL owns a 297-mile pipeline system used to transport NGLs from our Shoup and Armstrong NGL fractionation facilities in south Texas to Mont Belvieu, Texas.

DEP II Drop Down

References to the “DEP II Midstream Businesses” collectively refer to (i) Enterprise GC, L.P. (“Enterprise GC”); (ii) Enterprise Intrastate L.P. (“Enterprise Intrastate”); and (iii) Enterprise Texas Pipeline LLC (“Enterprise Texas”).

Duncan Energy Partners acquired controlling equity interests in the DEP II Midstream Businesses from EPO on December 8, 2008 in a second drop down transaction (the “DEP II drop down”).  The following equity interests were acquired: (i) a 66% general partner interest in Enterprise GC, (ii) a 51% general partner interest in Enterprise Intrastate and (iii) a 51% membership interest in Enterprise Texas.  EPO retained the remaining partner and member interest in each of these businesses.  See Note 11 for detailed information regarding EPO’s noncontrolling interest in the DEP II Midstream Businesses.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

As consideration for these equity interests, Duncan Energy Partners paid $280.5 million in cash and issued 37,333,887 Class B units to EPO (which automatically converted on a one-for-one basis to common units in February 2009).  The cash portion of this consideration was financed with $280.0 million in borrowings under Duncan Energy Partners’ $300.0 million senior unsecured term loan agreement (the “Term Loan Agreement”) and $0.5 million of net cash proceeds from an equity offering to EPO.  The market value of the Class B units at the time of issuance was approximately $449.5 million.

The following is a brief description of the assets and operations of the DEP II Midstream Businesses:

▪
Enterprise GC operates and owns: (i) two NGL fractionation facilities, the Shoup and Armstrong, located in south Texas; (ii) a 1,020-mile NGL pipeline system located in south Texas; and (iii) 1,112 miles of natural gas gathering pipelines located in south and west Texas.  Enterprise GC’s natural gas gathering pipelines include: (i) the 262-mile Big Thicket Gathering System located in southeast Texas; (ii) the 660-mile Waha system located in the Permian Basin of west Texas; and (iii) the 190-mile TPC Offshore gathering system located in south Texas.

▪
Enterprise Intrastate operates and owns an undivided 50% interest in the assets comprising the 641-mile Channel natural gas pipeline, which extends from the Agua Dulce Hub in south Texas to Sabine, Texas located on the Texas/Louisiana border.

▪
Enterprise Texas owns the 6,560-mile Enterprise Texas natural gas pipeline system, which includes the Sherman Extension, and leases the Wilson natural gas storage facility.  The Enterprise Texas system, along with the Waha, TPC Offshore and Channel pipeline systems, comprise our Texas Intrastate System.

Generally, to the extent that the DEP II Midstream Businesses collectively generate cash sufficient to pay distributions to EPO and Duncan Energy Partners, such cash will be distributed first to Duncan Energy Partners (based on an initial defined investment of $730.0 million) and then to EPO in amounts sufficient to generate an aggregate initial annualized return on their respective investments of 11.85%.  Effective January 1, 2010, the annualized return increased 2.0% to 12.087%.  Distributions in excess of these amounts will be distributed 98% to EPO and 2% to Duncan Energy Partners.  Income and loss of the DEP II Midstream Businesses are first allocated to EPO and Duncan Energy Partners based on each entity’s percentage interest of 77.4% and 22.6%, respectively, and then in a manner that in part follows the cash distributions.

See “DEP II Midstream Businesses – Parent” under Note 11 and “Significant Relationships and Agreements with EPO – Company and Limited Partnership Agreements – DEP II Midstream Businesses” under Note 13 for additional information.

Basis of Financial Statement Presentation

Since DEP GP exercises control over Duncan Energy Partners, DEP GP consolidates the financial statements of Duncan Energy Partners.  DEP GP has no independent operations and no material assets outside those of Duncan Energy Partners.

For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party and EPO ownership interest in such amounts presented as noncontrolling interest.   The number of reconciling items between our consolidated balance sheet and that of Duncan Energy Partners are few. The most significant difference is that relating to the presentation of third party and EPO ownership interests in the common units of Duncan Energy Partners.  This amount is presented as a component of partners’ equity by Duncan Energy Partners; however, this amount is presented as “Noncontrolling Interest - Limited partner interest in Duncan Energy Partners” on our balance sheet.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Duncan Energy Partners, DEP GP, DEP OLP, Enterprise Products Partners (including EPO and its consolidated subsidiaries) and EPCO (including its privately held affiliates) are under common control of Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO.  Prior to the drop down of controlling interests in the DEP I and DEP II Midstream Businesses to Duncan Energy Partners, EPO owned these businesses and directed their respective activities.  Each of the drop down transactions was accounted for at EPO’s historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  On a standalone basis, Duncan Energy Partners did not own any assets prior to the completion of its initial public offering on February 5, 2007 (February 1, 2007 for financial accounting and reporting purposes).

Our Consolidated Balance Sheet has been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States.  All intercompany balances and transactions have been eliminated in consolidation.  Transactions between EPO and us have been identified in our Consolidated Balance Sheet as transactions between affiliates.

Note 2.  Summary of Significant Accounting Policies

Allowance for Doubtful Accounts

Our allowance for doubtful accounts balance is determined based on specific identification and estimates of future uncollectible accounts, as appropriate.  Our procedure for recording an allowance for doubtful accounts is based on: (i) our historical experience; (ii) the financial stability of our customers; and (iii) the levels of credit granted to customers.  In addition, we may also increase the allowance account in response to the specific identification of customers involved in bankruptcy proceedings and those experiencing other financial difficulties.  On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure we have recorded sufficient reserves to cover potential losses.  During 2009, there were no additions to our allowance for doubtful accounts and deductions from our allowance for doubtful accounts were less than $0.1 million.  At December 31, 2009, our allowance for doubtful accounts balance was negligible and less than $0.1 million.

From time to time, we may also establish an allowance for uncollectible natural gas imbalances based on specific identification of accounts.  At December 31, 2009 our allowance for uncollectible natural gas imbalances was zero.

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Consolidation Policy

Our Consolidated Balance Sheet includes our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all intercompany accounts and transactions.  We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary.  If such criteria are met, we consolidate the financial statements of such businesses with those of our own.  EPO’s ownership interests in our controlled subsidiaries are presented as noncontrolling interests.  See Note 11 for information regarding noncontrolling interest.

If an entity is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies.  For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

operating and financial policies.  In consolidation, we eliminate our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates to the extent such amounts remain on our Consolidated Balance Sheet (or those of our equity method investments) in inventory or similar accounts.

If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we would account for the investment using the cost method.  We currently do not have any investments accounted for using the cost method.

Contingencies

Certain conditions may exist as of the date our balance sheet is issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur.  Our management and legal counsel evaluate such contingent liabilities, and such evaluations inherently involve an exercise in judgment.  In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our balance sheet.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable, is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Current Assets and Current Liabilities

We present, as individual captions in our Consolidated Balance Sheet, all components of current assets and current liabilities that exceed five percent of total current assets and liabilities, respectively.

Deferred Revenue

Amounts billed in advance of the period in which the service is rendered or product delivered are recorded as deferred revenue.  At December 31, 2009 deferred revenues totaled $4.5 million and were recorded as a component of other current and long-term liabilities as appropriate on our Consolidated Balance Sheet.

Derivative Instruments

We use derivative instruments such as swaps, forwards and other contracts to manage price risks associated with inventories, firm commitments, interest rates and certain anticipated transactions.  To qualify for hedge accounting, the item to be hedged must expose us to risk and the related derivative instrument must reduce that exposure and meet specific documentation requirements.  We formally designate a derivative instrument as a hedge and document and assess the effectiveness of the hedge at inception and thereafter on a quarterly basis.  We also apply the normal purchases/normal sales exception for certain of our derivative instruments, which precludes the recognition of changes in mark-to-market value for these items on the balance sheet or income statement.  Revenues and costs for these transactions are recognized when volumes are physically delivered or received. See Note 5 for additional information regarding our derivative instruments and related hedging activities.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop.  Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals.  Expenditures to mitigate or prevent future environmental contamination are capitalized.  Ongoing environmental compliance costs are charged to expense as incurred.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  At December 31, 2009, none of our estimated environmental remediation liabilities are discounted to present value since the ultimate amount and timing of cash payments for such liabilities are not readily determinable.

The following table presents the activity of our environmental reserves during 2009:

Balance at beginning of period	$0.6
Charges to expense	0.1
Deductions	(0.2)
Balance at end of period	$0.5

Equity Awards

See Note 4 for information regarding our accounting for equity awards.

Estimates

Preparing our balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect: (i) reported amounts of assets and liabilities and (ii) disclosure of contingent assets and liabilities at the date of our balance sheet.  Our actual results could differ from these estimates.  On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

Fair Value Information

Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities are carried at amounts which reasonably approximate their fair values due to their short-term nature.  The carrying amounts of our variable-rate debt obligations reasonably approximate their fair values due to their variable interest rates.  See Note 5 for additional fair value information associated with our derivative instruments.

The following table presents the estimated fair values of our financial instruments at December 31, 2009:

	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Cash and cash equivalents	$3.9	$3.9
Accounts receivable	142.0	142.0
Financial liabilities:
Accounts payable and accrued expenses	$145.5	$145.5
Other current liabilities	18.9	18.9
Variable-rate revolving credit facility	175.0	175.0
Variable-rate term loan	282.3	282.3

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Impairment Testing for Goodwill

Our goodwill amounts are assessed for impairment (i) on a routine annual basis as of January 1 or (ii) when impairment indicators are present.  If such indicators occur (e.g., the loss of a significant customer, economic obsolescence of plant assets, etc.), the estimated fair value of the reporting unit to which the goodwill is assigned is determined and compared to its book value.  If the fair value of the reporting unit exceeds its book value including associated goodwill amounts, the goodwill is considered to be unimpaired and no impairment charge is required.  If the fair value of the reporting unit is less than its book value including associated goodwill amounts, a charge to earnings is recorded to reduce the carrying value of the goodwill to its implied fair value. See Note 9 for additional information regarding our goodwill.

Impairment Testing for Long-Lived Assets

Long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written down to their estimated fair values.  The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the asset carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded.  Fair value is defined as the amount at which an asset or liability could be bought or settled in an arm’s length transaction.  We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques.  See Note 5 for information regarding an adjustment made to the carrying value of certain of our long-lived assets.

Impairment Testing for Unconsolidated Affiliate

We evaluate our equity method investment for impairment whenever events or changes in circumstances indicate that there is a potential loss in value of the investment (other than a temporary decline).  Examples of such events or changes in circumstances include continuing operating losses of the entity and/or long-term negative changes in the entity’s industry.  In the event we determine that the loss in value of an investment is other than a temporary decline, we record a charge to equity earnings to adjust the carrying value of the investment to its estimated fair value.

Income Taxes

In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax (the “Texas Margin Tax”).  Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of our tax paying entities for financial reporting and tax purposes.

We recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable.  If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement.  We have not taken any uncertain tax positions as defined by the Financial Accounting Standards Board’s (“FASB”) accounting guidance on income taxes.

Inventories

Our inventory consists of natural gas volumes that are used either for operational system balancing or held in connection with forward sales contracts.  We occasionally recognize lower of average cost or market (“LCM”) adjustments when the historical cost of our forward sales inventory exceeds its net

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

realizable value.  The capitalized cost of our inventory held in connection with forward sales contracts includes shipping and handling charges that are directly related to such volumes. The natural gas volumes used for operational system balancing fluctuate as a result of imbalances with shippers and are valued based on a twelve-month rolling average of posted industry prices.  When such volumes are delivered out of inventory, the average cost of these volumes is charged against our accrued gas imbalance payables.  See Note 6 for additional information regarding our inventories.

Natural Gas Imbalances

In the natural gas pipeline transportation business, imbalances frequently result from differences in natural gas volumes received from and delivered to our customers.  Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period.  We have various fee-based agreements with customers to transport their natural gas through our pipelines.  Our customers retain ownership of their natural gas shipped through our pipelines.  As such, our pipeline transportation activities are not intended to create physical volume differences that would result in significant accounting or economic events for either our customers or us during the course of the arrangement.

We settle pipeline gas imbalances through either (i) physical delivery of in-kind gas or (ii) in cash.  These settlements follow contractual guidelines or common industry practices.  As imbalances occur, they may be settled: (i) on a monthly basis; (ii) at the end of the agreement; or (iii) in accordance with industry practice, including negotiated settlements.  Certain of our natural gas pipelines have a regulated tariff rate mechanism requiring customer imbalance settlements each month at current market prices.

However, the vast majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to or received from a customer.  Such in-kind deliveries are ongoing and take place over several periods.  In some cases, settlements of imbalances built up over a period of time are ultimately cashed out and are generally negotiated at values which approximate average market prices over a period of time.  For those gas imbalances that are ultimately settled over future periods, we estimate the value of such current assets and liabilities using average market prices, which we believe is representative of the value of the imbalances upon final settlement.  Changes in natural gas prices may impact our estimates.

The following table presents our natural gas imbalance receivables/payables at December 31, 2009:

Natural gas imbalance receivables	$9.8
Natural gas imbalance payables (1)	11.0

(1) Reflected as a component of “Accrued product payables” on our Consolidated Balance Sheet.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost.  Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized.  Minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred.  When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the periods it benefits.  The majority of our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of the assets.  Our estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of our assets.  At the time we place our assets in service, we believe such assumptions are reasonable.  Under our depreciation policy for midstream energy assets such as the Texas Intrastate System,

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

the remaining economic lives of such assets are limited to the estimated life of the natural resource basins (based on proved reserves at the time of the analysis) from which such assets derive their throughput volumes.  Our forecast of the remaining life for the applicable resource basins is based on several factors, including information published by the U.S. Energy Information Administration.  Where appropriate, we use other depreciation methods (generally accelerated) for tax purposes.

Leasehold improvements are recorded as a component of property, plant and equipment.  The cost of leasehold improvements is charged to earnings using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.  We consider renewal terms that are deemed reasonably assured when estimating remaining lease terms.

Our assumptions regarding the useful economic lives and residual values of our assets may change in response to new facts and circumstances, which would change our depreciation amounts prospectively.  Examples of such circumstances include, but are not limited to: (i) changes in laws and regulations that limit the estimated economic life of an asset; (ii) changes in technology that render an asset obsolete; (iii) changes in expected salvage values; or (iv) significant changes in the forecast life of proved reserves of applicable resource basins, if any.

Certain of our plant operations require periodic planned outages for major maintenance activities.  These planned shutdowns typically result in significant expenditures, which are principally comprised of amounts paid to third parties for materials, contract services and related items.  We use the expense-as-incurred method for any planned major maintenance activities.

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation.  When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset.  Over time, the liability is accreted to its present value (accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-lived asset.  We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts.  See Note 7 for additional information regarding our property, plant and equipment.

Note 3.  Recent Accounting Developments

The accounting standard setting bodies have recently issued the following guidance that will or may affect our future balance sheet or the notes thereto:

Fair Value Measurements.  In January 2010, the FASB issued new guidance to improve disclosures about fair value measurements.  This new guidance requires the following:

▪
Effective with the first quarter of 2010, additional disclosures will be required regarding the reporting of transfers of fair value information between the three levels of the fair value hierarchy (i.e., Levels 1, 2 and 3).

▪	Effective with the first quarter of 2011, companies will need to present purchases, sales, issuances and settlements whose fair values are based on unobservable inputs on a gross basis.

Other than requiring enhanced fair value disclosures, we do not expect our adoption of this guidance will have a material impact on our balance sheet and related notes.

Consolidation of Variable Interest Entities.  In June 2009, the FASB amended its consolidation guidance regarding variable interest entities.  In general, this new guidance places more emphasis on a qualitative analysis, rather than a purely quantitative approach, in determining which company should

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

consolidate a variable interest entity.  Our adoption of this guidance on January 1, 2010 did not have any impact on our balance sheet.

Note 4.  Accounting for Equity Awards

We recognize compensation expense in connection with equity-based awards issued under EPCO’s long-term incentive plans (which awards relate to units of affiliates other than Duncan Energy Partners L.P.).  The compensation expense we record is related to restricted unit awards, unit option awards and profits interests awards.  These awards are accounted for as equity-classified awards.  The fair value of an equity-classified award is amortized to earnings on a straight-line basis over the requisite service or vesting period.

An allocated portion of the non-cash amortization expense of these awards is charged to us under the administrative services agreement (“ASA”) with EPCO.  We recognize a non-cash expense for our allocated share of the amortized grant date fair value of such awards, with an offsetting amount recorded in equity.  See Note 13 for a general description of the ASA with EPCO.  With the exception of certain amounts recorded in connection with EPCO Unit, as defined later in this note, we are not responsible for reimbursing EPCO for any other expenses associated with such awards.  Beginning in February 2009, the ASA was amended to provide that we and other affiliates of EPCO will reimburse EPCO for our allocated share of distributions of cash or securities made to the Class B limited partners of EPCO Unit.  Our reimbursements to EPCO during 2009 in connection with EPCO Unit were $0.1 million.

We have been allocated expense amounts associated with the following long-term incentive plans of EPCO:  (i) the Enterprise Products 1998 Long-Term Incentive Plan (“1998 Plan”) and (ii) the Amended and Restated 2008 Enterprise Products Long-Term Incentive Plan (“2008 Plan”).

The 1998 Plan provides for awards of Enterprise Products Partners’ common units and other rights to non-employee directors and to employees of EPCO and its affiliates providing services to us.  Awards under the 1998 Plan may be granted in the form of unit options, restricted units, phantom units, unit appreciation rights (“UARs”) and distribution equivalent rights (“DERs”).  Up to 7,000,000 of Enterprise Products Partners’ common units may be issued as awards under the 1998 Plan.  After giving effect to awards granted under the plan through December 31, 2009, a total of 652,543 additional common units of Enterprise Products Partners could be issued.  All of the awards issued for which we have been allocated expense were in the form of unit options and restricted units.

The 2008 Plan provides for awards of Enterprise Products Partners’ common units and other rights to non-employee directors and to consultants and employees of EPCO and its affiliates providing services to us.  Awards under the 2008 Plan may be granted in the form of unit options, restricted units, phantom units, UARs and DERs.  Up to 10,000,000 of Enterprise Products Partners’ common units may be issued as awards under the 2008 Plan.  After giving effect to awards granted under the plan through December 31, 2009, a total of 7,865,000 additional common units of Enterprise Products Partners could be issued.  All of the awards issued for which we have been allocated expense were in the form of unit options.

DEP Unit Purchase Plan (“EUPP”) and
    2010 Duncan Energy Partners L.P. Long-Term Incentive Plan (“2010 Plan”)

On December 10, 2009, our board of directors (the “Board”) unanimously approved a resolution adopting both the 2010 Plan and the EUPP.  The 2010 Plan provides for awards of options to purchase common units, restricted common units, UARs, phantom units and DERs to employees, directors or consultants providing services to us and our subsidiaries.  The EUPP provides eligible employees the opportunity to purchase common units at a discount through withholdings from eligible compensation.  On December 30, 2009, the action taken by the Board regarding the plans was approved by written consent of a subsidiary of EPO, which held of record approximately 58.6% of Duncan Energy Partners’ outstanding common units as of that date.  Because EPO’s subsidiary held a majority of Duncan Energy Partners

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

common units as of December 30, 2009, no other votes were necessary to adopt the plans.  In February 2010, Duncan Energy Partners filed a registration statement with the SEC authorizing the issuance of up to 500,000 common units in connection with the 2010 Plan and 500,000 common units in connection with the EUPP.  The plans became effective on February 11, 2010.

Summary of EPCO long-term incentive plans

The following information is being provided regarding EPCO’s long-term incentive plans under which we have or may receive an allocation of expense.  In addition to the 1998 Plan and 2008 Plan, EPCO’s active long-term incentive plans include the Enterprise Products 2006 TPP Long-Term Incentive Plan (“2006 Plan”), under which unit options, restricted units and other awards may be issued.  EPCO also has other plans under which liability-classified awards may be issued.  As of December 31, 2009, we have not been allocated any costs of liability-classified awards and therefore have not included any discussion of such plans in these disclosures.  EPCO may create additional long-term incentive plans in the future that may result in us receiving an allocation of expense based on services rendered to us by the recipients of such awards.  Unless noted otherwise, the following information is presented on a gross basis (to EPCO and affiliates) with respect to the type of award granted.  To the extent applicable, we have noted our estimated share of unrecognized compensation costs of such awards and the weighted-average period of time over which we expect to recognize such expense.

Restricted Unit Awards

Restricted unit awards allow recipients to acquire common units of Enterprise Products Partners (at no cost to the recipient) once a defined vesting period expires, subject to customary forfeiture provisions.  The restrictions on such awards generally lapse four years from the date of grant.  The fair value of restricted units is based on the market price per unit of the underlying security on the date of grant.  Compensation expense is recognized based on the grant date fair value, net of an allowance for estimated forfeitures.  As used in the context of Enterprise Products Partners’ long-term incentive plans, the term “restricted unit” represents a time-vested unit.  Such awards are non-vested until the required service period expires.

The following table summarizes information regarding Enterprise Products Partners’ restricted unit awards since December 31, 2008:
		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2008	2,080,600	$29.09
Granted (2)	1,025,650	$24.89
Vested	(281,500)	$26.70
Forfeited	(411,884)	$28.37
Awards assumed in connection with TEPPCO Merger	308,016	$27.64
Restricted units at December 31, 2009	2,720,882	$27.70

(1)   Determined by dividing the aggregate grant date fair value of awards before an allowance for forfeitures by the number of awards issued. With respect to restricted unit awards assumed in connection with the TEPPCO Merger, the weighted-average grant date fair value per unit was determined by dividing the aggregate grant date fair value of the assumed awards before an allowance for forfeitures by the number of awards assumed.
(2)   Aggregate grant date fair value of restricted unit awards issued during 2009 was $25.5 million based on grant date market prices of Enterprise Products Partners’ common units ranging from $20.08 to $28.73 per unit. Estimated forfeiture rates ranging between 4.6% and 17% were applied to these awards.

On a gross basis, the total unrecognized compensation cost of such awards was $37.9 million at December 31, 2009, of which our share is currently estimated to be $4.0 million.  We expect to recognize our share of the unrecognized compensation cost for these awards over a weighted-average period of 2.3 years.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Unit Option Awards

Certain of Enterprise Products Partners’ long-term incentive plans provide for the issuance of non-qualified incentive options to purchase a fixed number of its common units.  When issued, the exercise price of each option grant may be no less than the market price of the underlying security on the date of grant.  In general, options granted under the EPCO plans have a vesting period of four years and remain exercisable for five to ten years, as applicable, from the date of grant.

The fair value of each unit option is estimated on the date of grant using the Black-Scholes option pricing model, which incorporates various assumptions including expected life of the options, risk-free interest rates, expected distribution yield on Enterprise Products Partners’ common units, and expected unit price volatility of its common units.  In general, the assumption of expected life of the options represents the period of time that the options are expected to be outstanding based on an analysis of historical option activity.  The selection of the risk-free interest rate is based on published yields for U.S. government securities with comparable terms.  The expected distribution yield and unit price volatility is estimated based on several factors, which include an analysis of Enterprise Products Partners’ historical unit price volatility and distribution yield over a period equal to the expected life of the option.

During 2008, in response to changes in the federal tax code applicable to certain types of equity awards, Enterprise Products Partners amended the terms of certain of its outstanding unit options.  In general, the expiration dates of these awards were modified from May and August 2017 to December 2012.

In order to fund its unit option-related obligations, EPCO may purchase common units at fair value either in the open market or directly from Enterprise Products Partners.

The following table presents unit option activity under the EPCO plans since December 31, 2008:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Strike Price	Contractual	Intrinsic
	Units	(dollars/unit)	Term (in years)	Value (1)
Outstanding at December 31, 2008	2,963,500	27.56
Granted (2)	1,460,000	23.46
Exercised	(261,000)	19.61
Forfeited	(930,540)	26.69
Awards assumed in connection with TEPPCO Merger	593,960	26.12
Outstanding at December 31, 2009 (3)	3,825,920	26.52	4.6	$2.8
Options exercisable at:
December 31, 2009 (3)	447,500	$25.09	4.8	$2.8

(1)   Aggregate intrinsic value reflects fully vested unit options at the date indicated.
(2)   Aggregate grant date fair value of these unit options issued during 2009 was $8.1 million based on the following assumptions: (i) a weighted-average grant date market price of Enterprise Products Partners’ common units of $23.46 per unit; (ii) weighted-average expected life of options of 4.8 years; (iii) weighted-average risk-free interest rate of 2.1%; (iv) weighted-average expected distribution yield on Enterprise Products Partners’ common units of 9.4%; and (v) weighted-average expected unit price volatility on Enterprise Products Partners’ common units of 57.4%. An estimated forfeiture rate of 17.0% was applied to awards granted during 2009.
(3)   Enterprise Products Partners was committed to issue 3,825,920 of Enterprise Products Partners’ common units at December 31, 2009 if all outstanding options awarded (as of December 31, 2009) were exercised. Of the option awards outstanding at December 31, 2009, an additional 410,000, 712,280, 736,000 and 1,520,140 are exercisable in 2010, 2012, 2013 and 2014, respectively.

On a gross basis, the total unrecognized compensation cost of such awards was $7.3 million at December 31, 2009, of which our share is currently estimated to be $0.6 million.  We expect to recognize our share of the unrecognized compensation cost for these awards over a weighted-average period of 2.9 years.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Profits Interests Awards

As long-term incentive arrangements, EPCO has granted its key employees who perform services on behalf of us, EPCO and other affiliated companies, “profits interests” in several limited partnerships (the “Employee Partnerships”), all of which are privately held affiliates of EPCO.  Profits interests awards entitle each holder to participate in the expected long-term appreciation in value of the equity securities owned by each Employee Partnership.  The Employee Partnerships in which our named executive officers participate own either units of Enterprise GP Holdings or Enterprise Products Partners or a combination of both.  The profits interests awards are subject to customary forfeiture provisions.

Each Employee Partnership has a single Class A limited partner, which is a privately held indirect subsidiary of EPCO, and a varying number of Class B limited partners.  At formation, the Class A limited partner either contributes cash or limited partner units it owns to the Employee Partnership.  If cash is contributed, the Employee Partnership uses these funds to acquire limited partner units on the open market.  In general, the Class A limited partner earns a preferred return (either fixed or variable depending on the partnership agreement) on its investment (or “Capital Base”) in the Employee Partnership and residual quarterly cash amounts, if any, are distributed to the Class B limited partners.  Upon liquidation, Employee Partnership assets having a fair market value equal to the Class A limited partner’s Capital Base, plus any preferred return for the period in which liquidation occurs, will be distributed to the Class A limited partner.  Any remaining assets will be distributed to the Class B limited partner(s) as a residual profits interest and are a factor of the appreciation in value of the partnership’s assets since its formation date.

The grant date fair value of each Employee Partnership is based on (i) the estimated value of the remaining assets, as determined using a Black-Scholes option pricing model, that would be distributed to the Class B limited partners upon dissolution of the Employee Partnership and (ii) the value, based on a discounted cash flow analysis using appropriate discount rates, of the residual quarterly cash amounts that the Class B limited partners are expected to receive over the life of the Employee Partnership.

The following table summarizes key elements of each Employee Partnership as of December 31, 2009.  As used in the table in reference to the description of assets, “EPE” means Enterprise GP Holdings L.P. and “EPD” means Enterprise Products Partners L.P.

		Initial	Class A
		Class A	Partner		Grant Date	Unrecognized
Employee	Description	Capital	Preferred	Liquidation	Fair Value	Compensation
Partnership	of Assets	Base	Return	Date (1)	of Awards	Cost

EPE Unit I	1,821,428 EPE units	$51.0 million	4.50% to 5.725%	February 2016	$21.5 million	$12.1 million

EPE Unit II	40,725 EPE units	$1.5 million	4.50% to 5.725%	February 2016	$0.4 million	$0.3 million

EPE Unit III	4,421,326 EPE units	$170.0 million	3.80%	February 2016	$42.8 million	$30.8 million

Enterprise Unit	881,836 EPE units 844,552 EPD units	$51.5 million	5.00%	February 2016	$6.5 million	$5.3 million

EPCO Unit	779,102 EPD units	$17.0 million	4.87%	February 2016	$8.1 million	$6.5 million

(1) The liquidation date may be accelerated for change of control and other events as described in the underlying partnership agreements.

The total unrecognized compensation cost of the profits interests awards was $55.0 million at December 31, 2009 of which our share is currently estimated to be $3.8 million.  We expect to recognize our share of the unrecognized compensation cost for these awards over a weighted-average period of 6.1 years.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

In December 2009, the expected liquidation date for each Employee Partnership was extended to February 2016.  This modification follows a similar set of modifications made in July 2008 for EPE Unit I, EPE Unit II and EPE Unit III that extended liquidation dates as well as reduced the Class A limited partner’s preferred return rates.  These modifications are intended to align the interests of the employee partners of the Employee Partnerships with the long-term interests of EPCO and other unitholders in the relevant underlying publicly traded partnerships, which also hold indirectly a significant ownership interest in both us and our subsidiaries.

The following table presents the impact of modifications (e.g., extension of liquidation dates) and other changes on the aggregate grant date fair value (on an unallocated basis) of the Employee Partnerships during 2009:

Aggregate grant date fair values at beginning of period	$64.6
Award modifications	19.5
Other adjustments, primarily forfeiture and regrant activity (1)	(4.8)
Aggregate grant date fair value at end of period	$79.3

(1) TEPPCO Unit L.P. and TEPPCO Unit II L.P. were formed during 2008 and dissolved during 2009.

The following table summarizes the assumptions used in deriving that portion of the estimated grant date fair value for each Employee Partnership using a Black-Scholes option pricing model:

	Expected	Risk-Free	Expected	Expected Unit
Employee	Life	Interest	Distribution	Price
Partnership	of Award	Rate	Yield	Volatility

EPE Unit I	3 to 6 years	1.2% to 5.0%	3.0% to 6.7%	16.6% to 35.0%
EPE Unit II	4 to 6 years	1.6% to 4.4%	3.8% to 6.4%	18.7% to 31.7%
EPE Unit III	4 to 6 years	1.4% to 4.9%	4.0% to 6.4%	16.6% to 32.2%
Enterprise Unit	4 to 6 years	1.4% to 3.9%	4.5% to 8.4%	15.3% to 31.7%
EPCO Unit	4 to 6 years	1.6% to 2.4%	8.1% to 11.1%	27.0% to 50.0%

Unit Appreciation Rights (“UARs”)

UARs entitle a participant to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of the underlying security (determined as of a future vesting date) over the grant date fair value of the award.  UARs are accounted for as liability awards.

Our non-employee directors, have been granted UARs in the form of letter agreements.  These liability awards are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings, Duncan Energy Partners or us, and we recognize the costs associated with these awards.  At December 31, 2009, there were a total of 90,000 outstanding UARs granted to our non-employee directors that cliff vest in 2012.  If a director resigns prior to vesting, his UAR awards are forfeited.  The grant date fair value with respect to these UARs is based on an Enterprise GP Holdings’ unit price of $36.68.

Note 5.  Derivative Instruments, Hedging Activities and Fair Value Measurements

In the course of our normal business operations, we are exposed to certain risks, including changes in interest rates and commodity prices.  In order to manage risks associated with certain identifiable and anticipated transactions, we use derivative instruments.  Derivatives are instruments whose fair value is determined by changes in a specified benchmark such as interest rates or commodity prices.  Fair value is generally defined as the amount at which a derivative instrument could be exchanged in a current transaction between willing parties, not in a forced sale.  Typical derivative instruments include futures, forward contracts, swaps, options and other instruments with similar characteristics.  Substantially all of our derivatives are used for non-trading activities.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

We are required to recognize derivative instruments at fair value as either assets or liabilities on the balance sheet.  While all derivatives are required to be reported at fair value on the balance sheet, changes in fair value of the derivative instruments are reported in different ways, depending on the nature and effectiveness of the hedging activities to which they are related.  After meeting specified conditions, a qualified derivative may be specifically designated as a total or partial hedge of:

▪
Changes in the fair value of a recognized asset or liability, or an unrecognized firm commitment - In a fair value hedge, gains and losses for both the derivative instrument and the hedged item are recognized in income during the period of change.

▪
Variable cash flows of a forecasted transaction - In a cash flow hedge, the effective portion of the hedge is reported in other comprehensive income (“OCI”) and is reclassified into earnings when the forecasted transaction affects earnings.

An effective hedge relationship is one in which the change in fair value of a derivative instrument can be expected to offset 80% to 125% of changes in the fair value of a hedged item at inception and throughout the life of the hedging relationship.  The effective portion of a hedge relationship is the amount by which the derivative instrument exactly offsets the change in fair value of the hedged item during the reporting period.  Conversely, ineffectiveness represents the change in the fair value of the derivative instrument that does not exactly offset the change in the fair value of the hedged item.  Any ineffectiveness associated with a hedge relationship is recognized in earnings immediately.  Ineffectiveness can be caused by, among other things, changes in the timing of forecasted transactions or a mismatch of terms between the derivative instrument and the hedged item.

A contract designated as a cash flow hedge of an anticipated transaction that is probable of not occurring is immediately recognized in earnings.

Interest Rate Derivative Instruments

We utilize interest rate swaps to manage our exposure to changes in the interest rates of certain consolidated debt agreements.  This strategy is a component in controlling our cost of capital associated with such borrowings.

The following table summarizes our interest rate derivative instruments outstanding at December 31, 2009, all of which were designated as hedging instruments under the FASB’s derivative and hedging guidance:

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
Revolving Credit Facility, due Feb. 2011	3	Sep. 2007 to Sep. 2010	Sep. 2010	0.25% to 4.62%	$ 175.0 million

(1) Amounts receivable from or payable to the swap counterparties are settled every three months.

Cash flow hedges fix the interest rate paid on floating rate debt with the difference between the floating rate and fixed rate being recorded as an increase/decrease to interest expense.

For information regarding consolidated fair value amounts, see “Tabular Presentation of Fair Value Amounts” within this Note 5.

Commodity Derivative Instruments

The price of natural gas is subject to fluctuations in response to changes in supply and demand, market conditions and a variety of additional factors that are beyond our control.  In order to manage the price risk associated with certain exposures, we enter into commodity derivative instruments such as forwards, basis swaps and futures contracts.  The following table summarizes the absolute notional amount of our commodity derivative instruments outstanding at December 31, 2009:

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

	Volume		Accounting
Derivative Purpose	Current	Long-Term	Treatment

Derivatives not designated as hedging instruments:
Acadian Gas:
Natural gas risk management activities	2.2 Bcf	n/a	Mark-to-market

At December 31, 2009, none of our derivative instruments met hedge accounting requirements; therefore, they are accounted for using mark-to-market accounting.

Our hedging strategy is intended to reduce the variability of future earnings and cash flows resulting from changes in natural gas prices.  We enter into a limited number of forward transactions that effectively fix the price of natural gas for certain customers and hedge the resulting exposure with derivative instruments.  We may also enter into a small number of cash flow hedges in connection with the purchase of natural gas held-for-sale to third parties.

Historically, the use of commodity derivative instruments was governed by policies established by the general partner of Enterprise Products Partners.  We now monitor the hedging strategies associated with these physical and financial risks, approve specific activities subject to the policy (including authorized products, instruments and markets) and establish specific guidelines and procedures for implementing and ensuring compliance with the policy.

For information regarding consolidated fair value amounts, see “Tabular Presentation of Fair Value Amounts” within this Note 5.

Credit-Risk Related Contingent Features in Derivative Instruments

Commodity derivative instruments can include provisions related to minimum credit ratings and/or adequate assurance clauses.  At December 31, 2009, we did not have any derivative instruments in a net liability position.  The potential for derivatives with contingent features to enter a net liability position may change in the future as positions and prices fluctuate.

 Tabular Presentation of Fair Value Amounts on Derivative Instruments

The following table provides a balance sheet overview of our derivative assets and liabilities:

	Asset Derivatives		Liability Derivatives
	December 31, 2009		December 31, 2009
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value

Derivatives designated as hedging instruments:
Interest rate derivatives	Other current assets	$--	Other current liabilities	$5.5

Derivatives not designated as hedging instruments:
Commodity derivatives	Other current assets	$0.1	Other current liabilities	$0.1

Over the next twelve months, we expect to reclassify $5.4 million of accumulated other comprehensive loss attributable to interest rate derivative instruments into earnings as an increase to interest expense, based on the current level of interest rates.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.  Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk.  Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.  These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

A three-tier hierarchy has been established that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3).  At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur with sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the New York Mercantile Exchange).  Our Level 1 fair values primarily consist of financial assets and liabilities such as exchange-traded commodity financial instruments.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, the time value of money, volatility factors, current market and contractual prices for the underlying instruments and other relevant economic measures.  Substantially all of these assumptions are: (i) observable in the marketplace throughout the full term of the instrument; (ii) can be derived from observable data; or (iii) are validated by inputs other than quoted prices (e.g., interest rate and yield curves at commonly quoted intervals).  Our Level 2 fair values primarily consist of commodity financial instruments such as forwards, swaps and other instruments transacted on an exchange or over the counter.  The fair values of these derivatives are based on observable price quotes for similar products and locations.  Our interest rate derivatives are valued by using appropriate financial models with the implied forward London Interbank Offered Rate (“LIBOR”) yield curve for the same period as the future interest swap settlements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.  At December 31, 2009, we did not have any Level 3 financial assets or liabilities.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at the date indicated.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value assets and liabilities, in addition to their placement within the fair value hierarchy levels.

	At December 31, 2009
	Level 1		Level 2		Total
Financial assets:
Commodity derivative instruments		$0.1	$	*	$0.1

Financial liabilities:
Commodity derivative instruments	$	*		$0.1	$0.1
Interest rate derivative instruments		--		5.5	5.5
Total derivative liabilities	$	*		$5.6	$5.6

* Indicates that amounts are negligible and less than $0.1 million.

Nonfinancial Assets and Liabilities

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment).  A nonrecurring change in fair value was recorded during 2009 based upon unobservable inputs for our property, plant and equipment.

Using appropriate valuation techniques, we adjusted the carrying value of certain of our Natural Gas Pipelines and Services segment assets by $3.3 million due to the cancellation of a compressor station project on our Texas Intrastate System.  We also adjusted the carrying value of certain pipeline segments of the Texas Intrastate System by $0.9 million to its fair value due to anticipated abandonment activities related to a portion of this system.

Note 6.  Inventories

Our inventory amounts were as follows at December 31, 2009:

Working inventory (1)	$4.4
Forward sales inventory (2)	6.1
Total inventory	$10.5

(1)   Working inventory is comprised of inventories of natural gas that are used in the provision for services.
(2)   Forward sales inventory consists of identified natural gas volumes dedicated to the fulfillment of forward sales contracts.

Working inventory includes natural gas volumes held for operational system balancing on the Texas Intrastate System.  These natural gas inventories fluctuate as a result of imbalances with shippers and are valued based on a twelve-month rolling average of posted industry prices.  When such volumes are delivered out of inventory, the average cost of these volumes is charged against our accrued gas imbalance payables.  At December 31, 2009, the value of natural gas held in inventory for operational system balancing was $2.8 million.

As a result of fluctuating market conditions, we occasionally recognize LCM adjustments when the historical cost of our forward sales inventory exceeds its net realizable value.  To the extent our commodity hedging strategies address inventory-related risks and are successful, these inventory valuation

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

adjustments are mitigated or offset.  See Note 5 for a description of our commodity hedging activities. During 2009, nominal LCM adjustments were recognized.

Note 7.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at December 31, 2009:

	Estimated Useful
	Life in Years
Plant and pipeline facilities (1)	3-45(4)	$4,767.0
Underground storage wells and related assets (2)	5-35(5)	432.5
Transportation equipment (3)	3-10	11.3
Land		27.8
Construction in progress		233.6
Total		5,472.2
Less accumulated depreciation		922.6
Property, plant and equipment, net		$4,549.6

(1)   Includes natural gas, NGL and petrochemical pipelines, NGL fractionation plants, office furniture and equipment, buildings, and related assets.
(2)   Underground storage facilities include underground product storage caverns and related assets such as pipes and compressors.
(3)   Transportation equipment includes vehicles and similar assets used in our operations.
(4)   In general, the estimated useful life of major components of this category is: pipelines, 18-45 years (with some equipment at 5 years); office furniture and equipment, 3-20 years; and buildings 20-35 years.
(5)   In general, the estimated useful life of underground storage facilities is 20-35 years (with some components at 5 years).

Asset Retirement Obligations

We have recorded conditional AROs in connection with certain right-of-way agreements, leases and regulatory requirements.  Conditional AROs are obligations in which the timing and/or amount of settlement are uncertain.  None of our assets are legally restricted for purposes of settling AROs.

The following table presents information regarding our AROs since December 31, 2008.

ARO liability balance, December 31, 2008	$4.6
Liabilities settled	(0.7)
Accretion expense	0.6
Revisions in estimated cash flows	5.9
ARO liability balance, December 31, 2009	$10.4

The increase in our ARO liability balance during 2009 primarily reflects revised estimates of the cost to comply with regulatory abandonment obligations associated with our TPC Offshore gathering system, a component of the Texas Intrastate System located offshore in the Gulf of Mexico.  Net property, plant and equipment at December 31, 2009 includes $5.5 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

Note 8.  Investment in Evangeline

Acadian Gas, through a wholly owned subsidiary, owns a collective 49.51% equity interest in Evangeline, which consists of a 45% direct ownership interest in EGP and a 45.05% direct interest in EGC.  EGC also owns a 10% direct interest in EGP.  Third parties own the remaining equity interests in EGP and EGC.  Acadian Gas does not have a controlling interest in the Evangeline entities, but does exercise significant influence on Evangeline’s operating policies.  Acadian Gas accounts for its financial investment

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

in Evangeline using the equity method.  Our investment in Evangeline is classified within our Natural Gas Pipelines & Services business segment.

Evangeline owns a 27-mile natural gas pipeline system extending from Taft, Louisiana to Westwego, Louisiana that connects three electric generation stations owned by Entergy Louisiana (“Entergy”).  Evangeline’s most significant contract is a 21-year natural gas sales agreement with Entergy.  Evangeline is obligated to make available-for-sale and deliver to Entergy certain specified minimum contract quantities of natural gas on an hourly, daily, monthly and annual basis.  The sales contract provides for minimum annual quantities of 36.8 BBtus, until the contract expires on January 1, 2013.

In connection with the Entergy sales contract, Evangeline has entered into a natural gas purchase contract with a subsidiary of Acadian Gas that contains annual purchase provisions.  The pricing terms of the sales agreement with Entergy and Evangeline’s purchase agreement with Acadian Gas are based on a weighted-average cost of natural gas each month (subject to certain market index price ceilings and incentive margins) plus a predetermined margin, creating an essentially fixed monthly net sales margin.

In 1991, Evangeline entered into an agreement with Entergy whereby Entergy was granted the right to acquire Evangeline’s pipeline system for a nominal price, plus the assumption of all of Evangeline’s obligations under the natural gas sales contract.  The option period begins the earlier of July 1, 2010 or upon the payment in full of Evangeline’s Series B notes and terminates on December 31, 2012.  We cannot ascertain when, or if, Entergy will exercise this purchase option.  This uncertainty results from various factors, including decisions by Entergy’s management and regulatory approvals that may be required for Entergy to acquire Evangeline’s assets.

We have received no distributions from Evangeline since we acquired our interest in Evangeline in April 2001.  The trust indenture governing Evangeline’s Series B notes places restrictions on the payment of distributions to Evangeline’s partners.  Evangeline is permitted to pay distributions if, after giving effect to the distribution, no default or event of default has occurred and is continuing, funds held in its restricted cash account equals or exceeds its debt service requirement and the holders of the Series B notes are cash secured.  Our share of undistributed earnings of Evangeline totaled approximately $3.6 million at December 31, 2009.  See Note 10 for a description of Evangeline’s outstanding debt obligations.

Summarized balance sheet information of Evangeline at December 31, 2009 is presented below:

BALANCE SHEET DATA:
Current assets	$24.4
Property, plant and equipment, net	3.2
Other assets	13.5
Total assets	$41.1

Current liabilities	$10.6
Other liabilities	17.7
Consolidated equity	12.8
Total liabilities and consolidated equity	$41.1

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Note 9.  Intangible Assets and Goodwill

The following table summarizes our intangible asset balances by segment at the date indicated:

	At December 31, 2009
	Gross	Accum.	Carrying
	Value	Amort.	Value
NGL Pipelines & Services:
Customer relationship intangibles	$24.6	$(8.9)	$15.7
Contract based intangibles	40.8	(24.7)	16.1
Natural Gas Pipelines & Services:
Customer relationship intangibles	21.0	(9.0)	12.0
Total all segments	$86.4	$(42.6)	$43.8

Due to the renewable nature of the underlying contracts, we amortize the Mont Belvieu storage contracts on a straight-line basis over the estimated 27 years of remaining economic life of the storage assets to which they relate.  The value assigned to the Markham NGL storage contracts is being amortized to earnings over its estimated 2.3 years of remaining economic life, using the straight-line method.  The Mont Belvieu and Markham NGL storage contracts are included in our NGL Pipelines & Services segment.

The values assigned to our customer relationship intangible assets are being amortized to earnings using methods that closely resemble the pattern in which the economic benefits of the underlying natural resource basins from which the customers produce are estimated to be consumed or otherwise used (based on proved reserves).  Our estimate of the useful life of each natural resource basin is based on a number of factors, including third-party reserve estimates, our view of the economic viability of production and exploration activities and other industry factors.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction.  Goodwill is not amortized; however, it is subject to annual impairment testing at the beginning of each fiscal year.  Our goodwill at December 31, 2009 was $4.9 million and represents an allocation to the DEP II Midstream Businesses of the goodwill recorded by Enterprise Products Partners in connection with its merger with a third-party partnership in September 2004.  The carrying value of our goodwill does not reflect any accumulated impairment charges.

Note 10. Debt Obligations

Our consolidated debt obligations consisted of the following at December 31, 2009:

Revolving Credit Facility, variable rate, due February 2011	$175.0
Term Loan Agreement, variable rate, due December 2011	282.3
Total principal amount of long-term debt obligations	$457.3

Revolving Credit Facility

Duncan Energy Partners has, in place, a $300.0 million Revolving Credit Facility, all of which may be used for letters of credit, with a $30.0 million sublimit for Swingline Loans.  Letters of credit outstanding under this facility reduce the amount available for borrowings.  Duncan Energy Partners may make up to two requests for one-year extensions of the maturity date (subject to certain restrictions).

At the closing of Duncan Energy Partners’ initial public offering, Duncan Energy Partners made an initial draw of $200.0 million under this facility to fund the $198.9 million cash distribution to EPO in connection with the DEP I drop down transaction (see Note 1) and the remainder to pay debt issuance

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

costs.  At December 31, 2009, the principal balance outstanding under this facility was $175.0 million.  After taking into account amounts outstanding and the effect of the bankruptcy of one of the lenders, at December 31, 2009, Duncan Energy Partners had the ability to borrow up to $121.7 million under its Revolving Credit Facility.  A significant portion of Duncan Energy Partners’ variable interest rate exposure has been hedged under this loan agreement; however, these hedges expire in September 2010.  See Note 5 for information regarding our interest rate hedging activities.

Duncan Energy Partners can increase the borrowing capacity under its Revolving Credit Facility, without consent of the lenders, by an amount not to exceed $150.0 million, by adding to the facility one or more new lenders and/or requesting that the commitments of existing lenders be increased.

As defined in the credit agreement, variable interest rates charged under this facility may bear interest at either, (i) a Eurodollar rate plus an applicable margin or (ii) a Base Rate.  The Base Rate is the higher of (i) the rate of interest publicly announced by the administrative agent, Wachovia Bank, National Association, as its Base Rate or (ii) 0.5% per annum above the Federal Funds Rate in effect on such date.

The credit facility contains certain financial and other customary affirmative and negative covenants.  Also, if an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity date of amounts borrowed under the credit agreement and exercise other rights and remedies.

Term Loan Agreement

In April 2008, Duncan Energy Partners entered into a standby term loan agreement consisting of commitments for up to $300.0 million under the Term Loan Agreement.  Subsequently, commitments under the Term Loan Agreement decreased to $282.3 million due to bankruptcy of one of the lenders.  On December 8, 2008, Duncan Energy Partners borrowed the full amount available under this loan agreement to fund the cash consideration due EPO in connection with the DEP II drop down transaction (see Note 1).

Duncan Energy Partners may prepay loans under the Term Loan Agreement at any time, subject to prior notice in accordance with the credit agreement.  Loans may also be payable earlier in connection with an event of default.

Loans under the Term Loan Agreement bear interest of the type specified in the applicable borrowing request, and consist of either Alternate Base Rate loans or Eurodollar loans.  The Term Loan Agreement contains certain financial and other customary affirmative and negative covenants.  Also, if an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity date of amounts borrowed under the credit agreement and exercise other rights and remedies.

Covenants

Duncan Energy Partners was in compliance with the covenants of its debt agreements at December 31, 2009.

Information Regarding Variable Interest Rates Paid

The following table presents the weighted-average interest rate paid on Duncan Energy Partners’ consolidated variable-rate debt obligations during the year ended December 31, 2009.

Weighted-average
interest rate paid
Revolving Credit Facility, variable rate, due February 2011	1.4754%
Term Loan Agreement, variable rate, due December 2011	1.1486%

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Evangeline Joint Venture Debt Obligation

The following table presents the debt obligations of Evangeline at December 31, 2009:

9.9% fixed interest rate senior secured notes due December 2010 (“Series B” notes):
Current portion of debt – due December 31, 2010	$3.2
$7.5 million subordinated note payable to an affiliate of other co-venture participant (“LL&E Note”)	7.5
Total joint venture debt principal obligation	$10.7

The Series B notes are collateralized by Evangeline’s: (i) property, plant and equipment; (ii) proceeds from its Entergy natural gas sales contract (see Note 9); and (iii) a debt service reserve requirement.  Scheduled principal repayments on the Series B notes are $5.0 million annually through December 2009, with a final repayment in 2010 of approximately $3.2 million.  The trust indenture governing the Series B notes contains certain financial and other customary affirmative and negative covenants such as the maintenance of certain financial ratios.  Evangeline was in compliance with such covenants during the year ended December 31, 2009.

The LL&E Note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the note until such time as the Series B note holders are either fully cash secured through debt service accounts or have been completely repaid.  Variable rate interest accrues on the subordinated note at LIBOR plus 0.5%.  The weighted-average variable interest rates charged on this note at December 31, 2009 was 1.59%.  At December 31, 2009, the amount of accrued but unpaid interest on the LL&E Note was approximately $10.2 million.

Note 11.  Equity and Noncontrolling Interest

Member’s equity

At December 31, 2009, member’s equity consisted of the capital account of EPO and accumulated other comprehensive loss (“AOCL”).  Subject to the terms of our limited liability company agreement, we distribute available cash to EPO within 45 days of the end of each calendar quarter.  The capital account balance of EPO was negligible and less than $0.1 million at December 31, 2009.  At December 31, 2009, we recognized an accumulated other comprehensive loss of $0.1 million related to the fair value of Duncan Energy Partners’ interest rate swaps (see Note 5).

The table below provides a reconciliation of the amount presented in Member’s Equity on our Consolidated Balance Sheet at December 31, 2009:

	Member’s		Total
	Capital	AOCL	Member’s
	Account	To Member	Equity
Balance at December 31, 2008	$1.0	$(0.1)	$0.9
Net income	0.2	--	0.2
Contributions	*	--	*
Distributions	(1.2)	--	(1.2)
Change in fair value of cash flow hedges	--	*	*
Balance at December 31, 2009	$0.1	$(0.1)	$ *

* Amounts are negligible and less than $0.1 million.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Limited partner interest

Limited partner interest in Duncan Energy Partners is presented as “Noncontrolling interest – Limited partner interest in Duncan Energy Partners” on our Consolidated Balance Sheet.  The following table presents the components of this line item at December 31, 2009:

Limited partners interest in Duncan Energy Partners:
Common units outstanding (23,893,400 publicly owned units)	$416.1
Common units outstanding (33,783,587 EPO owned units)	350.5
Limited partner interest in Duncan Energy Partners	$766.6

In connection with the DEP II dropdown, Duncan Energy Partners issued 37,333,887 Class B units to EPO.  In February 2009, the Class B units were converted on a one-to-one basis into common units.

Duncan Energy Partners has a universal shelf registration statement on file with the SEC that allows it to periodically issue up to $1 billion in debt and equity securities for general partnership purposes.  After taking into account a June 2009 equity offering made under this registration statement (see below), Duncan Energy Partners can issue approximately $856.4 million of additional securities under this registration statement in the future.

In June 2009, Duncan Energy Partners issued 8,000,000 common units to the public at an offering price of $16.00 per common unit.  The underwriters of this offering were granted a 30-day option to purchase up to 1,200,000 additional common units to cover over-allotments, which they exercised for 943,400 common units in July 2009.  Duncan Energy Partners generated net cash proceeds of approximately $137.4 million from this underwritten equity offering.  The total net proceeds were used to repurchase an equal number of its common units beneficially owned by EPO.  The repurchased common units were subsequently cancelled.

In December 2009, Duncan Energy Partners filed a registration statement with the SEC authorizing the issuance of up to an aggregate 2,000,000 common units in connection with a distribution reinvestment plan (“DRIP”).  The DRIP gives unitholders of record and beneficial owners of Duncan Energy Partners’ common units the ability to increase the number of its common units that they own through voluntarily reinvesting their quarterly cash distributions into the purchase of additional common units. Plan participants may purchase Duncan Energy Partners’ common units at a discount ranging from 0% to 5% (currently set at 5%), which will be set from time to time by us. Duncan Energy Partners did not issue any common units under the DRIP during the year ended December 31, 2009.

 In February 2010, Duncan Energy Partners filed a registration statement with the SEC authorizing the issuance of up to 1,000,000 common units in connection with an employee unit purchase plan and a long-term incentive plan.  These plans became effective on February 11, 2010.  See Note 4 for additional information.

DEP I Midstream Businesses – Parent

We account for EPO’s retained ownership interests in the DEP I Midstream Businesses as a noncontrolling interest.  Under this method of presentation, all revenues and expenses of these businesses are included in consolidated net income and EPO’s share (as Parent) of the income of these businesses is deducted from consolidated net income to derive net income attributable to Duncan Energy Partners L.P.  EPO’s share of the net assets of the DEP I Midstream Businesses is presented as noncontrolling interest as a component of noncontrolling interest on our Consolidated Balance Sheet.

The DEP I Midstream Businesses allocate their net income (or loss) to Duncan Energy Partners and EPO based on their respective sharing ratios, which are currently 66% to Duncan Energy Partners and

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

34% to EPO.  In deriving the net income (or loss) of Mont Belvieu Caverns to be allocated between Duncan Energy Partners and EPO, certain special allocations are required as follows:

▪	EPO is allocated all operational measurement gains and losses; and

▪	EPO is allocated 100% of the depreciation expense related to capital projects that it has fully funded.

Distributions paid to Duncan Energy Partners and EPO by the DEP I Midstream Businesses are in accordance with each owner’s respective sharing ratio.  In general, contributions made by Duncan Energy Partners and EPO to the DEP I Midstream Businesses are in accordance with the previously noted sharing ratios.  However, special funding arrangements exist under the terms of an Omnibus Agreement and the limited liability company agreement of Mont Belvieu Caverns (the “Caverns LLC Agreement”).  See Note 13 for additional information regarding these related party agreements.

In accordance with the Omnibus Agreement, EPO agreed to fund all of the capital expenditures incurred by South Texas NGL and Mont Belvieu Caverns with respect to certain expansion projects that were underway at the time of Duncan Energy Partners’ initial public offering in February 2007.  EPO made aggregate cash contributions to South Texas NGL and Mont Belvieu Caverns of $1.4 million in connection with these capital projects during the year ended December 31, 2009.  The majority of these contributions related to funding Phase II expansion costs of the South Texas NGL pipeline.  This project was completed in 2008.  EPO will not receive an increased allocation of income or cash distributions as a result of these contributions to South Texas NGL and Mont Belvieu Caverns.

EPO made cash contributions of $16.6 million under the Caverns LLC Agreement during the year ended December 31, 2009, to fund 100% of certain storage-related projects sponsored by EPO’s NGL marketing activities.  Duncan Energy Parnters elected to not participate in such projects.  EPO is not expected to receive an increased allocation of earnings or cash flows as a result of these contributions to Mont Belvieu Caverns.  Additional contributions of approximately $32.7 million are expected from EPO to fund such projects in 2010.  The constructed assets will be the property of Mont Belvieu Caverns.

In accordance with the Caverns LLC Agreement, EPO is required each period to contribute cash to Mont Belvieu Caverns for net operational measurement losses and is entitled to receive distributions from Mont Belvieu Caverns for net operational measurement gains.  Duncan Energy Partners continues to record operational measurement gains and losses associated with its Mont Belvieu storage complex.  Such amounts are included in operating costs and expenses and gross operating margin.  However, these operational measurement gains and losses do not impact net income attributable to Duncan Energy Partners since they are allocated to EPO.  Accordingly, we have not established a reserve for operational measurement losses on our balance sheet.

The following table provides a reconciliation of the amounts presented as “DEP I Midstream Businesses – Parent” on our Consolidated Balance Sheet at December 31, 2009:

December 31, 2008 balance	478.4
Net income attributable to noncontrolling interest – DEP I Midstream Businesses – Parent	15.3
Contributions made by EPO to South Texas NGL and Mont Belvieu Caverns in connection with the following agreements:
Caverns LLC Agreement	16.6
Omnibus Agreement	1.4
Other contributions made by EPO to the DEP I Midstream Businesses	0.9
Cash distributions paid to EPO by the DEP I Midstream Businesses	(25.3)
December 31, 2009 balance	$487.3

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

DEP II Midstream Businesses – Parent

We account for EPO’s retained ownership interests in the DEP II Midstream Businesses as a noncontrolling interest.  Under this method of presentation, all revenues and expenses of these businesses are included in consolidated net income and EPO’s share (as Parent) of the income of these businesses is deducted from consolidated net income to derive net income attributable to Duncan Energy Partners L.P.  EPO’s share of the net assets of the DEP II Midstream Businesses is presented as noncontrolling interest as a component of noncontrolling interest on our Consolidated Balance Sheet.

At the time of the DEP II drop down transaction, the total estimated fair value of the DEP II Midstream Businesses was approximately $3.2 billion.  The total value of the consideration Duncan Energy Partners provided to EPO in the DEP II drop down transaction was $730.0 million and represented, at the time of the transaction, the acquisition of 22.6% of the equity of the DEP II Midstream Businesses.  EPO retained the remaining 77.4% of equity.  The 22.6% and 77.4% amounts are referred to as the “Percentage Interests,” and represent each owner’s initial relative economic investment in the DEP II Midstream Businesses at December 8, 2008.

Generally, to the extent that the DEP II Midstream Businesses collectively generate cash sufficient to pay distributions to EPO and Duncan Energy Partners, such cash will be distributed first to Duncan Energy Partners (the “Tier I distribution,” based on its $730.0 million aggregate investment) and then to EPO (the “Tier II distribution”), in amounts sufficient to generate an annualized return to both owners based on their respective investments.  Distributions in excess of these amounts (the “Tier III distributions”) will be distributed 98% to EPO and 2% to Duncan Energy Partners.

The initial annualized return rate for 2009 was 11.85%, and was determined by EPO and Duncan  Energy Partners based on Duncan Energy Partners estimated weighted-average cost of capital at December 8, 2008, plus 1.0%.  The annualized return rate increases by 2.0% on January 1 of each year.  As a result, the annualized return rate for 2010 will be 12.087%.  If Duncan Energy Partners participates in an expansion capital project involving the DEP II Midstream Businesses, it may request an incremental adjustment to the then-applicable annualized return rate to reflect its weighted-average cost of capital associated with such contribution.

The annualized return rate is applied to each party’s aggregate investment (or “Distribution Base”) in the DEP II Midstream Businesses.  To the extent that Duncan Energy Partners and/or EPO make capital contributions to fund expansion capital projects involving the DEP II Midstream Businesses, the Distribution Base of the contributing member will be increased by that member’s capital contribution at the time such contribution is made.  At December 31, 2009, Duncan Energy Partners’ Distribution Base was $730.0 million and EPO’s Distribution Base was $817.9 million.  During 2009, EPO’s Distribution Base increased by $365.8 million as a result of its decision to fund 100% of the expansion capital projects of the DEP II Midstream Businesses since December 8, 2008. Duncan Energy Partners has not yet participated in the expansion capital project spending of the DEP II Midstream Businesses, although it may elect to invest in existing or future expansion projects at a later date.

Net income (or loss) of the DEP II Midstream Businesses is first allocated to Duncan Energy Parnters and EPO based on each entity’s Percentage Interest of 22.6% and 77.4%, respectively, and then in a manner that in part follows the cash distributions paid by (or contributions made to) each DEP II Midstream Business.  Under Duncan Energy Partners income sharing arrangement with EPO, Duncan Energy Partners is allocated additional income (in excess of its Percentage Interest) to the extent that the cash distributions it receives (or contributions made) exceed the amount it would have been entitled to receive (or required to fund) based solely on its Percentage Interest.  This additional earnings allocation to Duncan Energy Partners reduces the amount of income allocated to EPO by an equal amount and may result in EPO being allocated a loss when Duncan Energy Partners is allocated income.  It is our expectation that EPO will be allocated a loss by the DEP II Midstream Businesses until such time as expansion capital projects such as the Sherman Extension and Trinity River Lateral realize their income and cash flow potential.  Duncan Energy Partners’ participation in the expected future increase in cash flow

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

from such projects is limited (beyond its annualized return amount) to 2% of such upside, with EPO receiving 98% of the benefit.

Duncan Energy Partners and EPO received $86.5 million and $29.8 million, respectively, in cash distributions from the DEP II Midstream Businesses for the twelve months ended December 31, 2009.  The $86.5 million (or, approximately, $21.6 million each quarter) received by Duncan Energy Partners with respect to 2009 represents the annualized return rate for 2009 of 11.85% multiplied by its Distribution Base of $730.0 million.  As a result, it received its expected Tier I distributions for the period.  Based on EPO’s Distribution Base throughout 2009, it was entitled to $83.4 million of Tier II distributions, of which it received only $29.8 million.  No Tier III distributions were paid by the DEP II Midstream Businesses with respect to 2009.

The following table provides a reconciliation of the amounts presented as “DEP II Midstream Businesses – Parent” on our Consolidated Balance Sheet at December 31, 2009.

December 31, 2008 balance	$2,613.0
Allocated loss from DEP II Midstream Businesses to EPO as Parent	(60.6)
Contributions by EPO in connection with expansion cash calls	344.5
Distributions to noncontrolling interest of subsidiary operating cash flows	(31.8)
Other general cash contributions from noncontrolling interest	23.1
December 31, 2009 balance	$2,888.2

For additional information regarding our agreements with EPO in connection with the DEP II drop down transaction, see “Significant Relationships and Agreements with EPO – Company and Limited Partnership Agreements – DEP II Midstream Businesses” under Note 13.

Accumulated Other Comprehensive Loss

The accumulated other comprehensive loss balance attributable to noncontrolling interest, which is related to interest rate derivative instruments, reflected losses of $5.3 million at December 31, 2009.

Note 12.  Business Segments

We have three reportable business segments: (i) Natural Gas Pipelines & Services; (ii) NGL Pipelines & Services and (iii) Petrochemical Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

Our equity investments in midstream energy operations such as those conducted by Evangeline are a vital component of our long-term business strategy and important to the operations of Acadian Gas.  This method of operation enables us to achieve favorable economies of scale relative to our level of investment and also lowers our exposure to business risks compared to the profile we would have on a stand-alone basis.

Segment assets consist of property, plant and equipment, our investment in Evangeline, intangible assets and goodwill.  The carrying values of such amounts are assigned to each segment based on each asset’s or investment’s principal operations and contribution to the gross operating margin (a non-GAAP performance measure) of that particular segment.  Since construction-in-progress amounts (which are a component of property, plant and equipment) generally do not contribute to segment gross operating margin, such amounts are excluded from segment asset totals until they are placed in service.  Consolidated intangible assets and goodwill are assigned to each segment based on the classification of the assets to which they relate.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Natural Gas	NGL		Adjustments
	Pipelines	Pipelines	Petrochemical	and	Consolidated
	& Services	& Services	Services	Eliminations	Totals
Segment assets:
At December 31, 2009	3,340.8	946.1	83.3	233.7	4,603.9

Property, plant and equipment:
At December 31, 2009	3,318.8	913.8	83.3	233.7	4,549.6

Investment in Evangeline: (see Note 8)
At December 31, 2009	5.6	--	--	--	5.6

Intangible assets:
At December 31, 2009	12.0	31.8	--	--	43.8

Goodwill:
At December 31, 2009	4.4	0.5	--	--	4.9

Note 13.  Related Party Transactions

The following table summarizes our related party receivable and payable amounts at December 31, 2009:

Accounts receivable – related parties
EPO and affiliates (1)	$54.3
Energy Transfer Equity and affiliates (2)	0.2
Total	$54.5

Accounts payable – related parties
EPO and affiliates	$5.5
EPCO and affiliates	8.1
Total	$13.6

(1)   EPO borrowed $45.6 million under a Master Intercompany Loan Agreement. See “Significant Relationships and Agreements with EPO” under this Note 13 for more information.
(2)   Refers to Energy Transfer Equity, L.P. (“Energy Transfer Equity”) and its consolidated subsidiaries.

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Significant Relationships and Agreements with EPO

Our assets connect to various midstream energy assets of EPO and form integral links within EPO’s value chain.  We believe that the operational significance of our assets to EPO, as well as the alignment of our respective economic interests in these assets, will result in a collaborative effort to promote their operational efficiency and maximize value.  In addition, we believe our relationship with EPO and EPCO provides us with a distinct benefit in both the operation of our assets and in the identification and execution of potential future acquisitions that are not otherwise taken by Enterprise Products Partners or Enterprise GP Holdings in accordance with our business opportunity agreements.  One of our primary business purposes is to support the growth objectives of EPO and other affiliates under common control.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

At December 31, 2009, EPO owned approximately 58.6% of Duncan Energy Partners’ limited partner interests and 100% of DEP GP.  EPO was sponsor of the DEP I and DEP II drop down transactions and owns varying interests (as Parent) in the DEP I and DEP II Midstream Businesses.  For a description of the DEP I and DEP II drop down transactions (including consideration provided to EPO), see Note 1.  For a description of EPO’s noncontrolling interest in the net assets of the DEP I and DEP II Midstream Businesses, see Note 11.  EPO may contribute or sell other equity interests or assets to us; however, EPO has no obligations or commitment to make such contributions or sales to us.

EPO has continued involvement with all of our subsidiaries, including the following types of transactions: (i) it utilizes our storage services to support its Mont Belvieu fractionation and other businesses; (ii) it buys from, and sells to, us natural gas in connection with its normal business activities; and (iii) it is currently the sole shipper on an NGL pipeline system located in south Texas that is owned by us.

On December 31, 2009, Duncan Energy Partners and EPO entered into a master intercompany loan agreement with the DEP I and DEP II Midstream Businesses.  This agreement will be used from time to time to facilitate cash management efforts in connection with the DEP I and DEP II Midstream Businesses.  On December 31, 2009, Duncan Energy Partners borrowed $1.3 million and EPO borrowed $45.6 million under the agreement at a market rate of interest.  EPO’s intercompany borrowing is a component of “Accounts receivable – related parties” on our Consolidated Balance Sheet.  These amounts were subsequently repaid on January 4, 2010.  The interest rate applicable to these short-term borrowings was 0.73%.  Amounts borrowed by Duncan Energy Partners and the related interest eliminate in consolidation.

Omnibus Agreement.  On December 8, 2008, we entered into an amended and restated Omnibus Agreement (the “Omnibus Agreement”) with EPO.  The key provisions of this agreement are summarized as follows:

▪
indemnification for certain environmental liabilities, tax liabilities and right-of-way defects with respect to the DEP I and DEP II Midstream Businesses EPO contributed to us in connection with the respective drop down transactions;

▪
funding by EPO of 100% of post-February 5, 2007 capital expenditures incurred by South Texas NGL and Mont Belvieu Caverns with respect to certain expansion projects under construction at the time of Duncan Energy Partners’ initial public offering;

▪	funding by EPO of 100% of post-December 8, 2008 capital expenditures to complete the Sherman Extension natural gas pipeline;

▪
a right of first refusal to EPO in Duncan Energy Partners’ current and future subsidiaries and a right of first refusal on the material assets of such subsidiaries, other than sales of inventory and other assets in the ordinary course of business; and

▪
a preemptive right with respect to equity securities issued by certain of Duncan Energy Partners’ subsidiaries, other than as consideration in an acquisition or in connection with a loan or debt financing.

We and EPO have also agreed to negotiate in good faith any necessary amendments to the partnership or company agreements of the DEP II Midstream Businesses when either party believes that business circumstances have changed.

Our Audit, Conflicts and Governance (“ACG”) Committee must approve amendments to the Omnibus Agreement when such amendments would adversely affect Duncan Energy Partners’ unitholders.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Neither EPO nor any of its affiliates are restricted under the Omnibus Agreement from competing against us.  As provided for in the EPCO ASA, EPO and its affiliates may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer us the opportunity to acquire or construct such assets.

As noted previously, EPO indemnified us for certain environmental liabilities, tax liabilities and right-of-way defects associated with the assets it contributed to Duncan Energy Partners in connection with the DEP I and DEP II drop down transactions.  There is an aggregate cap of $15.0 million on the amount of indemnity coverage and we are not entitled to indemnification until the aggregate amount of claims it incurs exceeds $250 thousand.  Environmental liabilities resulting from a change of law after February 5, 2007 are excluded from the indemnity.  We made no claims to EPO during the years ended December 31, 2009.  These indemnifications terminated on February 5, 2010.

For information regarding the funding by EPO of 100% of certain post-February 5, 2007 capital expenditures of South Texas NGL and Mont Belvieu Caverns, see “DEP I Midstream Businesses – Parent” under Note 11.

Mont Belvieu Caverns’ LLC Agreement. The Caverns LLC Agreement states that if Duncan Energy Partners elects to not participate in certain projects of Mont Belvieu Caverns, then EPO is responsible for funding 100% of such projects.  To the extent such non-participated projects generate identifiable incremental cash flows for Mont Belvieu Caverns in the future, the earnings and cash flows of Mont Belvieu Caverns will be adjusted to allocate such incremental amounts to EPO by special allocation or otherwise.  Under the terms of the Caverns LLC Agreement, Duncan Energy Partners may elect to acquire a 66% share of these projects from EPO within 90 days of such projects being placed in service.  In November 2008, the Caverns LLC Agreement was amended to provide that EPO would prospectively receive a special allocation of 100% of the depreciation related to projects that it has fully funded.

The Caverns LLC Agreement also requires the allocation to EPO of operational measurement gains and losses.  Operational measurement gains and losses are created when product is moved between storage wells and are attributable to pipeline and well connection measurement variances.

For information regarding capital expenditures funded 100% by EPO under the Caverns LLC Agreement, see “DEP I Midstream Businesses – Parent” under Note 11.

Company and Limited Partnership Agreements – DEP II Midstream Businesses.  On December 8, 2008, the DEP II Midstream Businesses amended and restated their governing documents in connection with the DEP II drop down transaction.  Collectively, these amended and restated agreements provide for the following:

▪
the acquisition by Duncan Energy Partners from EPO of a 66% general partner interest in Enterprise GC, a 51% general partner interest in Enterprise Intrastate and a 51% member interest in Enterprise Texas;

▪
the payment of distributions in accordance with an overall “waterfall” approach that stipulates that to the extent that the DEP II Midstream Businesses collectively generate cash sufficient to pay distributions to their partners or members, such cash will be distributed first to Duncan Energy Partners and then to EPO in amounts sufficient to generate an aggregate annualized fixed return on their respective investments of 11.85%.  Distributions in excess of these amounts will be distributed 98.0% to EPO and 2.0% to Duncan Energy Partners.  The initial annual fixed return amount of 11.85% will be increased by 2.0% each calendar year beginning January 1, 2010.  For example, the fixed return in 2010, assuming no other adjustments, would be 102% of 11.85%, or 12.087%;

▪	the funding of operating cash flow deficits in accordance with each owner’s respective partner or member interest;

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

▪
the election by either owner to fund cash calls associated with expansion capital projects.  Since December 8, 2008, Duncan Energy Partners has elected to not participate in such cash calls and, as a result, EPO has funded 100% of the expansion project costs of the DEP II Midstream Businesses.  If Duncan Energy Partners later elects to participate in any expansion projects, then it will be required to make a capital contribution for its share of the project costs.

Any capital contributions to fund expansion projects made by either Duncan Energy Partners or EPO will increase such partner’s Distribution Base (and hence future priority return amounts) under the company agreement of Enterprise Texas.  As noted, Duncan Energy Partners has declined participation in expansion project spending since December 8, 2008.  As a result, EPO has funded 100% of such growth capital spending and its Distribution Base has increased from $452.1 million at December 8, 2008 to $817.9 million at December 31, 2009.  The DEP Distribution Base was unchanged at $730.0 million at December 31, 2009.

Common Unit Purchase Agreement – June 2009 Equity Offering.  Pursuant to a common unit purchase agreement, Duncan Energy Partners repurchased 8,000,000 of its common units beneficially owned by EPO in June 2009.  Duncan Energy Partners repurchased an additional 943,400 of its common units beneficially owned by EPO in July 2009.  The repurchase of common units beneficially owned by EPO was reviewed and approved by each of the ACG Committees of EPGP and DEP GP.  See Note 11 for additional information regarding Duncan Energy Partners’ June 2009 equity offering.

Transactions with TEPPCO.  Beginning in 2008, Mont Belvieu Caverns commenced providing NGL and petrochemical storage services to TEPPCO.  For the period January 2007 through March 2008, we leased from TEPPCO an 11-mile pipeline that was part of our South Texas NGL System.  We discontinued this lease during the first quarter of 2008 when we completed the construction of a parallel pipeline.  All of our related party activities and balances with TEPPCO, prior to their merger with EPO, have been aggregated with related party activities and balances that we present for EPO.

Relationship with EPCO

We have no employees.  All of our operating functions and general and administrative support services are provided by employees of EPCO pursuant the ASA.  We, Enterprise Products Partners and its general partner and Enterprise GP Holdings and its general partners are parties to the ASA.  The significant terms of the ASA are as follows:

▪
EPCO will provide selling, general and administrative services, and management and operating services, as may be necessary to manage and operate our businesses, properties and assets (all in accordance with prudent industry practices).  EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

▪
We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including expenses reasonably allocated to us by EPCO).  In addition, we have agreed to pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to us by EPCO.

▪	EPCO will allow us to participate as named insureds in its overall insurance program, with the associated premiums and other costs being allocated to us.

Since the vast majority of expenses charged to us under the ASA are on an actual basis (i.e. no mark-up or subsidy is charged or received by EPCO), we believe that such expenses are representative of what the amounts would have been on a standalone basis.  With respect to allocated costs, we believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs we would have incurred on a standalone basis.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

The ASA also addresses potential conflicts that may arise among Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), Duncan Energy Partners (including DEP GP), and the EPCO Group.  The EPCO Group includes EPCO and its other affiliates, but excludes Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and their respective general partners.

The ASA was amended on January 30, 2009 to provide for the cash reimbursement by Duncan Energy Partners, Enterprise Products Partners and Enterprise GP Holdings to EPCO of distributions of cash or securities, if any, made by EPCO Unit to their respective Class B limited partners.  The ASA amendment also extended the term under which EPCO provides services to the partnership entities from December 2010 to December 2013 and made other updating and conforming changes.

Relationship with Evangeline

 Evangeline has entered into a natural gas purchase contract with Acadian Gas that contains annual purchase provisions. The pricing terms of the purchase agreement are based on a monthly weighted-average market price of natural gas (subject to certain market index price ceilings and incentive margins) plus a predetermined margin.

Relationship with Energy Transfer Equity

Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity, L.P. (together with its consolidated subsidiaries, “Energy Transfer Equity”) and its general partner in May 2007.  As a result of common control of Enterprise GP Holdings and us, Energy Transfer Equity became a related party to us.  We provide natural gas transportation services to Energy Transfer Equity.  We purchase natural gas for pipeline imbalances from them, reimburse them for costs related to shared facilities and lease a pipeline in south Texas from them.

Note 14.  Commitments and Contingencies

Litigation

On occasion, we are named as a defendant in litigation relating to our normal business operations, including regulatory and environmental matters.  Although we insure against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activity.  We are not aware of any litigation, pending or threatened, that we believe is reasonably likely to have a significant adverse effect on our financial position, results of operations or cash flows.

Redelivery Commitments

We transport and store natural gas and NGLs and store petrochemical products for third parties under various contracts.  These volumes are: (i) accrued as product payables on our Consolidated Balance Sheet; (ii) in transit for delivery to our customers; or (iii) held at our storage facilities for redelivery to our customers.  We are insured against any physical loss of such volumes due to catastrophic events.  Under the terms of our NGL and petrochemical product storage agreements, we are generally required to redeliver volumes to the owner on demand.  At December 31, 2009, NGL and petrochemical products aggregating 20.9 million barrels were due to be redelivered to their owners along with 5,015 BBtus of natural gas.  See Note 2 for more information regarding accrued product payables.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Regulatory Matters

Certain recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” and including carbon dioxide and methane, may be contributing to climate change.  On June 26, 2009, the U.S. House of Representatives passed the “American Clean Energy and Security Act of 2009,” or “ACESA,” which would establish an economy-wide cap-and-trade program intended to reduce the emissions of greenhouse gases in the United States and would require most sources of greenhouse gas emissions to obtain greenhouse gas emission “allowances” corresponding to their annual emissions of greenhouse gases.  The U.S. Senate has also begun work on its own legislation for controlling and reducing emissions of greenhouse gases in the United States.  In addition, on December 7, 2009, the U.S. Environmental Protection Agency (“EPA”) announced its finding that emissions of greenhouse gases presented an endangerment to human health and the environment.  These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act.  Although it may take the EPA several years to adopt and impose regulations limiting emissions of greenhouse gases, any such regulation could require us to incur costs to reduce emissions of greenhouse gases associated with our operations.  Any laws or regulations that may be adopted to restrict or reduce emissions of greenhouse gases would likely require us to incur increased operating costs, and may have an adverse effect on our business, financial position, demand for our operations, results of operations and cash flows.

Contractual Obligations

The following table summarizes our significant contractual obligations at December 31, 2009.  A description of each type of contractual obligation follows (dollars in millions):

	Payment or Settlement due by Period
Contractual Obligations (1)	Total	2010		2011		2012		2013	2014	Thereafter
Scheduled maturities of long term debt (2)	$457.3		$--		$457.3		$--	$--	$--	$--
Estimated cash interest payments (3)	$14.8		$11.1		$3.7		$--	$--	$--	$--
Operating lease obligations	$115.6		$9.0		$8.9		$8.7	$7.4	$6.6	$75.0
Purchase obligations:
Product purchase commitments:
Estimated payment obligations:
Natural gas	$511.7		$257.3		$127.0		$127.4	$--	$--	$--
Other	$0.1	$	*	$	*	$	*	$--	$--	$--
Underlying major volume commitments:
Natural gas (in BBtus)	77,207		40,657		18,250		18,300	--	--	--
Capital expenditure commitments (4)	$175.3		$175.3		$--		$--	$--	$--	$--

* Indicates amounts are immaterial and less than $0.1 million.
(1)   The contractual obligations presented in this table reflect 100% of our subsidiaries obligations even though we own less than a 100% equity interest in our operating subsidiaries.
(2)   See Note 10 for additional information regarding our credit facilities.
(3)   Our estimated cash payments for interest are based on the principle amount of consolidated debt obligations outstanding at December 31, 2009. With respect to variable-rate debt, we applied the weighted-average interest rates paid during 2009. See Note 10 for information regarding variable interest rates charged in 2009 under our credit agreements. In addition, our estimate of cash payments for interest gives effect to interest rate swap agreements in place at December 31, 2009. See Note 5 for information regarding our derivative instruments.
(4)   Capital expenditure commitments are reflected on a 100% basis before contributions from noncontrolling interest in connection with the Omnibus Agreement and Caverns LLC Agreement (see Note 13).

Operating lease obligations.  We lease certain property, plant and equipment under noncancelable and cancelable operating leases.  Amounts shown in the preceding table represent minimum cash lease payment obligations under our operating leases with terms in excess of one year.

Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, primarily our lease for the Wilson natural gas storage facility and (ii) land held pursuant to right-of-way agreements.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

We lease the Wilson natural gas storage facility, which is integral to the operations of our Texas Intrastate System.  The current term on the Wilson facility lease expires in 2028.  In accordance with this lease, we have the option to purchase the Wilson facility at either December 31, 2024 for $61.0 million or January 25, 2028 for $55.0 million.  In addition, the lessor, at its election, may cause us to purchase the Wilson facility for $65.0 million at the end of any calendar quarter extending through December 31, 2023.

In addition, our pipeline operations have entered into leases for land held pursuant to right-of-way agreements.  Our significant right-of-way agreements have original terms that range from five to 50 years and include renewal options that could extend the agreements for up to an additional 25 years.  Our rental payments are generally at fixed rates, as specified in the individual contracts, and may be subject to escalation provisions for inflation and other market-determined factors.

We are generally required to perform routine maintenance on the underlying leased assets.  In addition, certain leases give us the option to make leasehold improvements.  Maintenance and repairs of leased assets resulting from our operations are charged to expense as incurred.  We did not make any significant leasehold improvements during the year ended December 31, 2009.

Purchase Obligations.  We define purchase obligations as agreements to purchase goods or services that are enforceable and legally binding (unconditional) on us that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions.

We have long and short-term product purchase obligations for natural gas with third-party suppliers.  Our most significant product purchase obligation is a commitment that Acadian Gas has for the purchase of natural gas in Louisiana (see Note 8) that expires in January 2013.  The prices that we are obligated to pay under these contracts approximate market prices at the time we take delivery of the volumes.  The preceding table shows our volume commitments and estimated payment obligations under these contracts for the periods indicated.  Our estimated future payment obligations are based on the contractual price at December 31, 2009 applied to all future volume commitments.  Actual future payment obligations may vary depending on market prices at the time of delivery.  At December 31, 2009, we do not have any other product purchase commitments with fixed or minimum pricing provisions having remaining terms in excess of one year.

We also have short-term payment obligations relating to capital projects we have initiated.  These commitments represent unconditional payment obligations that we have agreed to pay vendors for services to be rendered or products to be delivered in connection with our capital spending programs.  The contractual obligations table shows these capital project commitments for the periods indicated.

At December 31, 2009, we had approximately $175.3 million of consolidated capital expenditure commitments outstanding.  These commitments primarily relate to announced expansions of the Acadian Gas System (i.e., the Haynesville Extension) and the Texas Intrastate System (i.e., the Sherman Extension and Trinity River Lateral).  Currently, we have not elected to participate in these expansion projects; therefore, EPO will fund 100% of such costs.  We may elect to participate in such projects in the future.  For information regarding our relationship with EPO and related project funding arrangements, see Note 13.

Commitments under Equity Compensation Plans of EPCO

In accordance with our agreements with EPCO, we reimburse EPCO for our share of its compensation expense associated with certain employees who perform management, administrative and operating functions for us (see Note 13).  See Note 4 for additional information regarding accounting for equity awards.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

Note 15.  Significant Risks and Uncertainties

Nature of Operations in Midstream Energy Industry

Our operations are within the midstream energy industry.  We are engaged in the business of: (i) NGL transportation, fractionation and marketing; (ii) storage of NGL and petrochemical products; (iii) transportation of petrochemical products; and (iv) the gathering, transportation, marketing and storage of natural gas.  As such, our results of operations, cash flows and financial position may be affected by changes in the commodity prices of these hydrocarbon products, including changes in the relative price levels among these products.  In general, energy commodity product prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of hydrocarbon products transported, gathered, stored or fractionated at our facilities.  A material decrease in natural gas or crude oil production or crude oil refining, for reasons such as depressed commodity prices or a decrease in exploration and development activities, could result in a decline in the volume of natural gas and NGLs handled by our facilities.

A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of: (i) general economic conditions; (ii) reduced demand by consumers for the end products made using NGLs; (iii) increased competition from petroleum-based products due to pricing differences; (iv) adverse weather conditions; (v) government regulations affecting energy commodity prices, production levels of hydrocarbons or the content of motor gasoline; or (vi) other reasons, could adversely affect our results of operations, cash flows and financial position.

Credit Risk Due to Industry Concentrations

A substantial portion of our revenues are derived from companies in the domestic natural gas, NGL and petrochemical industries.  This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other conditions.  We generally do not require collateral for our accounts receivable; however, we do attempt to negotiate offset, prepayment, or automatic debit agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.

Counterparty Risk with Respect to Derivative Instruments

In those situations where we are exposed to credit risk in our derivative instrument transactions, we analyze the counterparty’s financial condition prior to entering into an agreement, establish credit and/or margin limits and monitor the appropriateness of these limits on an ongoing basis.  Generally, we do not require collateral nor do we anticipate nonperformance by our counterparties.

Insurance-Related Risks

We participate as a named insured in EPCO’s insurance program, which provides us with property damage, business interruption and other coverages, the scope and amounts of which are customary and sufficient for the nature and extent of our operations.  While we believe EPCO maintains adequate insurance coverage on our behalf, insurance will not cover every type of damage or interruption that might occur.  If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our consolidated financial position, results of operations and cash flows.  In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient to reimburse us for our repair costs or lost income.  Any event that interrupts the revenues generated by our consolidated operations, or which causes us to make significant expenditures not covered by insurance, could reduce Duncan Energy Partners’ ability to pay distributions to its partners and, accordingly, adversely affect the market price of its common units.

DEP HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2009

EPCO’s deductible for onshore physical damage from windstorms is currently $25.0 million per storm.  EPCO’s onshore program currently provides $150.0 million per occurrence for named windstorm events.  For non-windstorm events, EPCO’s deductible for onshore physical damage is $5.0 million per occurrence.  With respect to business interruption insurance, onshore assets must be out-of-service in excess of 60 days before any losses from business interruptions will be covered.  Furthermore, pursuant to the current policy, we will now absorb 50% of the first $50.0 million of any loss in excess of deductible amounts for our onshore assets.  Any amounts expensed by the DEP I and DEP II Midstream Businesses will be included in net income and EPO’s share of these losses will be attributed to noncontrolling interest.

In the third quarter of 2008, certain of our facilities located along the Gulf Coast of Texas and Louisiana were damaged by Hurricanes Gustav and Ike.  As a result of our allocated share of EPCO’s insurance deductibles for windstorm coverage, we expensed a combined cumulative total of $2.0 million of repair costs for property damage in connection with these two storms through December 31, 2009.

Interest Rate Risk

Duncan Energy Partners’ Revolving Credit Facility and Term Loan Agreement are variable rate debt obligations, which both expire in 2011.  Duncan Energy Partners has outstanding $175 million of variable-to-fixed interest rate swaps, all of which expire in September 2010, that partially hedge its exposure to changes in variable interest rates.

We cannot predict the costs of refinancing, at maturity, our existing consolidated credit facilities or the costs of new credit arrangements.  A tight credit market, similar to the markets in late 2008 and early 2009, may have an adverse affect on our future ability to refinance our consolidated credit facilities at favorable rates or to enter into additional new credit arrangements.  In addition, tight credit market conditions may translate into our having to agree to increasingly restrictive lender covenants.  The inability to refinance or enter into new credit arrangements with favorable terms could impede Duncan Energy Partners’ ability to fund capital requirements or to make distributions on its common units.